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                                                                    Exhibit 10.6

                         EXECUTIVE EMPLOYMENT AGREEMENT

            EXECUTIVE EMPLOYMENT AGREEMENT, dated as of February 4, 1998, by and between Indesco International, Inc., a Delaware corporation with an address at 950 Third Avenue, 11th Floor, New York, New York 10022, (the "Company"), and Ariel Gratch, an individual residing at 40 East 88th Street, New York, New York 10128 ("Executive").

                                  INTRODUCTION

      A. The Executive is presently employed by the Company and is presently serving the Company as President and Chief Executive Officer.

      B. The Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below.

            NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                            EMPLOYMENT; TERM; DUTIES

            1.1. Employment. The Company hereby employs the Executive upon the terms and conditions hereinafter set forth, and the Executive hereby accepts such employment.

            1.2. Term. The employment of the Executive hereunder shall be for a period (the "Term") of five (5) years commencing on the date hereof and ending at the close of business on February 3, 2003, unless further extended or sooner terminated as hereinafter provided. The Term of this Agreement shall be automatically renewed for two successive five-year periods, unless either the Executive, on the one hand, or the Company, on the other hand, notifies the other, within six (6) months of the expiration of the existing Term, of his or its intention not to renew the Term of this Agreement.
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            1.3. Duties. During the Term, the Executive shall serve as the
President and Chief Executive Officer of the Company, and shall be responsible for the general management of the affairs of the Company and its subsidiaries. The Executive shall devote such time as is reasonably necessary for the performance of his duties hereunder. In carrying out his duties under this Agreement, the Executive shall report to the Board of Directors of the Company.

                                   ARTICLE II

                                  COMPENSATION

            2.1. Compensation. For services rendered by the Executive hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay, and the Executive shall accept, as base compensation, a base salary (the "Base Salary") of Five Hundred Thousand Dollars ($500,000) per annum, payable in accordance with the regular payroll practices of the Company, but no less frequently than twice a month.

            2.2. Bonus. The Company shall pay the Executive an annual bonus ("Bonus") to be determined in accordance with the formula set forth on Exhibit A and payable on the dates set forth therein; provided, however, that the Executive shall be paid a minimum guaranteed Bonus of $200,000 per year.

            2.3. Deductions. The Company shall deduct from the Base Salary and Bonus any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

                                  ARTICLE III

                 BENEFITS; VACATION; EXPENSES; FRINGE BENEFITS

            3.1. Health and Other Plans. During the Term, the Executive shall be entitled to participate in such profit sharing, pension, group life, health, accident, disability or hospitalization employee benefit and insurance plans as the Company may make available to its executive officers as a group on the same basis as such executive officers are entitled to participate, all pursuant to the terms and conditions of such plans as the same may, from time to time, be amended.

            3.2. Vacation. During each twelve month period during the Term, the Executive shall be entitled to four (4) weeks of


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paid vacation to be taken at times determined by the Executive which do not unreasonably interfere with the performance of the Executive's duties hereunder.

            3.3. Expenses. During the Term, the Executive shall be entitled to incur reasonable expenses in the performance of his duties and the Company shall promptly reimburse him for all business expenses incurred in connection therewith, in accordance with Company policy in effect from time to time.

            3.4. Fringe Benefits. During the Term, the Executive shall be entitled to participate in any of the Company's fringe benefits in accordance with the terms and conditions of such arrangements as are in effect from time to time for the Company's executives.

            3.5. Automobile. During the Term, the Company shall make available to the Executive the use of a Company automobile on such terms as are in effect from time to time for the Company's executives.

                                   ARTICLE IV

                         TERMINATION; DEATH; DISABILITY

            4.1. Termination With Cause.

                  (a) In addition to any other remedies available to it at law, in equity or as set forth in this Agreement, the Company shall have the right to terminate the employment of the Executive under this Agreement for Cause (as hereinafter defined). As used herein, "Cause" shall mean:

                        (i) a felony conviction involving moral turpitude; or

                        (ii) the Executive's engagement in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material economic harm to the Company, unless the Executive believed in good faith that such act or failure to act was in the best interests of the Company.

                  (b) In the event the Company terminates the Executive's employment for Cause, he shall be entitled to:

                        (i) his Base Salary through the date of the termination of his employment; and


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                        (ii) any amounts earned, accrued or owing to the
      Executive under this Agreement but not yet paid.

            4.2. Termination Without Cause.

                  (a) In the event the Executive's employment is terminated without Cause, the Executive shall be entitled to:

                        (i) his Base Salary through the date of termination of the Executive's employment;

                        (ii) his Base Salary, at the annualized rate in effect on the date of termination of the Executive's employment, for a period of thirty-six (36) months following such termination or until the end of the Term, whichever is longer; provided that, at the Executive's option, the Company shall pay him the present value of such Base Salary continuation payments in a lump sum (using as the discount rate the Applicable Federal Rate for short-term Treasury obligations as published by the Internal Revenue Service for the month in which such termination occurs);

                        (iii) his Bonuses for the remainder of the Term (but in no event less than $200,000 per year), payable as and when such Bonuses would have been payable to the Executive had his employment with the Company not been terminated under this Section 4.2.;

                        (iv) any amounts earned, accrued or owing to the Executive under this Agreement but not yet paid;

                        (v) continued participation in all medical, dental, hospitalization and life insurance coverage and in other employee benefit plans or programs in which he was participating on the date of the termination of his employment until the earlier of:

                              (A) the end of the period during which he is
            receiving Base Salary continuation payments (or in respect of which a lump-sum severance payment is made);

                              (B) the date, or dates, he receives equivalent
            coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that
            (x) if the Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause
            (v) of this Section 4.2, he shall be provided with the after-tax economic


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            equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (v) of this Section 4.2, (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and (z) payment of such after-tax economic equivalent shall be made quarterly in advance; and

                        (vi) other or additional benefits in accordance with applicable plans and programs of the Company.

            4.3. Voluntary Termination. In the event of a termination of employment by the Executive on his own initiative other than a termination due to death or Disability, the Executive shall have the same entitlements as provided in Section 4.1 above for a termination for Cause. A voluntary termination under this Section 4.3 shall be effective upon 30 days prior written notice to the Company and shall not be deemed a breach of this Agreement.

            4.4. Death; Disability.

                  (a) Termination Due to Death. In the event the Executive's employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to:

                        (i) his Base Salary for a period of thirty-six (36) months following the date of death or until the end of the Term, whichever is longer;

                        (ii) the Bonus for the year in which the Executive's death occurred (but in no event less than $200,000), payable as and when such Bonus would have been payable to the executive but for his death; and

                        (iii) any amounts earned, accrued or owing to the Executive under this Agreement but not yet paid; and

                        (iv) other or additional benefits in accordance with applicable plans and programs of the Company.

                  (b) Termination Due to Disability. In the event the Executive's employment is terminated due to his Disability, as hereinafter defined, he shall be entitled in such case to the following (but in no event less than the benefits due him under the then current disability program of the Company):


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                        (i) an amount equal to 50% of Base Salary, at the annual
      rate in effect at termination of his employment, for a period ending with the end of the month in which he becomes 65, less the amount of any disability benefits provided to the Executive by the Company (other than benefits attributable to the Executive's own contributions) under any disability plan;

                        (ii) the Bonus for the year in which the Executive's Disability occurred (but in no event less than $200,000), payable as and when such Bonus would have been payable to the Executive but for the termination of this Agreement on account of his Disability;

                        (iii) any amounts earned, accrued or owing to the Executive under this Agreement but not yet paid; and

                        (iv) other or additional benefits in accordance with applicable plans and programs of the Company.

            In no event shall a termination of the Executive's employment for Disability occur unless the party terminating his employment gives written notice to the other party in accordance with Section 6.2 below.

            For the purposes of this Agreement, "Disability" shall mean the Executive's inability to substantially perform his duties and responsibilities under this Agreement for a period of 180 consecutive days during the Term, as confirmed in writing by an approved medical doctor. For this purpose, an "approved medical doctor" shall mean a medical doctor jointly selected by the Company and the Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall jointly select a third, who shall be the approved medical doctor for this purpose.

            4.5. No Mitigation; No Offset. In the event of any termination of employment under this Article IV, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain, except as specifically provided in this Article IV.

            4.6 Nature of Payments. Any amounts due under this Article IV are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.


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                                    ARTICLE V

                              NON-DISCLOSURE, ETC.

            5.1. Non-Disclosure. The Executive acknowledges that he will acquire during the Term Confidential Information (as defined below) regarding the business of the Company and its subsidiaries. Accordingly, the Executive agrees that, without the written consent of the Board of Directors of the Company, the Executive will not, at any time during the Term or thereafter, disclose or furnish to any other person, firm or corporation or otherwise use any Confidential Information, except in the course of the proper performance of his duties hereunder or as required by law or governmental order. For this purpose, Confidential Information shall mean non-public information concerning the financial data, business strategies, product development (and proprietary product data including processes, techniques or procedures used by the Company), customer lists, marketing plans, and other proprietary information concerning the Company and its subsidiaries, except for specific items which have become publicly available as a result of the Executive's breach of this Agreement.

            5.2 Return of Property. At the expiration or earlier termination of the Term, the Executive shall return to the Company or its successors or assigns, as the case may be, all documents and papers relating to the Company or its affiliates, including any Confidential Information.

            5.3. Inventions. All processes, technologies and inventions (collectively, "Inventions"), including new improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by the Executive, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company's time or with the use of the Company's facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by the Executive to the Company. The Executive shall perform all necessary acts (including, without limitations, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to vest title to any such Invention in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents, trademarks, service marks or any other rights for such Inventions.

            5.4. Reasonable Restrictions. The Executive acknow- ledges that the foregoing restrictions are reasonable and necessary for the protection of the Company and its business. If any of the foregoing restrictions is determined by a court of


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competent jurisdiction to be too broad so as to be unenforceable, such provision shall be deemed to have been modified to be only so broad as is enforceable.

            5.5. Breach of Provisions. In the event the Executive shall breach any of the provisions of this Article V, or in the event that any such breach is threatened by the Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to seek immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Article V. The Executive acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, the Executive shall not use as a defense thereto that there is an adequate remedy at law and any such possible defense is hereby expressly waived.

                                   ARTICLE VI

                                  MISCELLANEOUS

            6.1. Binding Effect; Successors; Survivorship.

                  (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action is legally permissible in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in this Section 6.1.


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                  (b) The respective rights and obligations of the parties
hereunder shall survive any termination of the Executive's employment to the extent necessary to preserve the parties' respective rights and obligations under this Agreement.

                  (c) The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

            6.2. Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (i) when received, if delivered in person or sent by telecopier and confirmed in writing within three (3) days thereafter, or (ii) five (5) days following the mailing thereof, if mailed by first class registered or certified mail, postage prepaid, return receipt requested, to the address of the other party set forth below (or to such other address as may be specified by notice given in accordance with this Section 6.2):

            (a)   If to the Company, to:

                  Indesco International, Inc.
                  950 Third Avenue
                  New York, NY 10022
                  Attention: ___________________
                  Telecopier No.: (___) ___-____

            (b) If to the Executive, to:

                  Mr. Ariel Gratch
                  40 East 88th Street
                  New York, NY 10128
                  Telecopier No.: (212) 289-4850

            6.3. Waiver. A waiver by a party hereto of a breach of any term, covenant or condition of this Agreement by the other party hereto shall not operate or be construed as a waiver of any other or subsequent breach by such party of the same or any other term, covenant or condition hereof. No waiver, modification, change or amendment of any provision of this Agreement shall be valid unless in writing and signed by the party against whom such claimed waiver, modification, change or amendment is sought to be enforced.


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            6.4. Indemnification.

                  (a) The Company shall, to the full extent permitted by law, pay directly, or if direct payment is not lawful, indemnify the Executive against and hold him harmless from, all expense, liability and loss (including, without limitation, judgments, settlements (whether or not approved by court), fines, taxes, penalties and fees and disbursements of counsel) imposed upon or incurred by the Executive in connection with or resulting from any action, suit, proceeding, investigation or claim ("Proceeding"), whether civil, criminal, administrative, legislative or other, or any appeal relating thereto, that is brought or threatened in which the Executive is made a party or is otherwise involved by reason of his being or having been, at any time during the term of this Agreement, a director, officer, employee or agent of the Company or any affiliate of the Company and whether or not the basis of such Proceeding is alleged action or inaction in an official capacity for the Company or any affiliate or in any other capacity.

                  (b) The Company shall, to the full extent permitted by law, pay directly, or if not lawful, indemnify the Executive against and pay to him, in advance of final disposition of any such Proceeding, as and when incurred, the actual costs and expenses (including, without limitation, fees and disbursements of counsel) of the Executive arising from the investigation, preparation and/or defense of such Proceeding.

                  (c) To the extent that any action is required by law to be taken by the Company prior to, or to authorize, indemnification of the Executive, the Company agrees that it shall promptly and fairly take all such actions.

                  (d) The Executive's right of indemnification hereunder shall be in addition to any rights to which the Executive may otherwise be entitled under the Certificate of Incorporation or by-laws of the Company.

                  (e) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the executive to the extent the Company provides coverage for its other executive officers.

            6.5. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties.

            6.6. Severability. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent


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and severable from the remainder, the validity of which shall remain unaffected.

            6.7. Applicable Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York without giving effect to principles thereof relating to conflicts of law.

            6.8. Titles. The titles of the Articles and Sections of this Agreement are inserted for convenience and ease of reference only and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

            6.9. Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the arbitration or litigation, including, without limitation, reasonable attorneys' fees of both parties, shall be borne by the Company. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Executive under this Agreement and all benefits to which the Executive is entitled at the time the dispute arises.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    INDESCO INTERNATIONAL, INC.


                                       By: /s/ L.H. Dixey, Jr.
                                           _________________________________

                                       Name: L.H. Dixey, Jr.
                                             _______________________________

                                       Title: Vice President, CFO, Treasurer,
                                                and Secretary
                                              ______________________________


                                    /s/ Ariel Gratch
                                    _____________________________________
                                    ARIEL GRATCH


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                                    EXHIBIT A

                             Executive Bonus Payment

            1. The Executive shall be paid a minimum guaranteed bonus of $200,000 per year (the "Guaranteed Bonus").

            2. In addition to the Guaranteed Bonus, the Executive shall be paid additional annual bonus payments as follows:

                  (a) For each fiscal year (or portion thereof) of the Company during the Term, the Executive shall be entitled to an annual cash bonus ("Additional Bonus") equal to seven and one-half percent (7.5%) of the amount, if any, by which the consolidated EBITDA of the Company and all of its subsidiaries ("Consolidated EDITDA") for such year exceeds Consolidated EBITDA for the immediately preceding fiscal year.

                  (b) With respect to the Company's fiscal year ended December 31, 1997, Consolidated EBITDA shall mean $28,600,000, representing the pro forma combined Consolidated EBITDA for the year ended December 31, 1997, assuming that the acquisitions of the Company's subsidiaries, AFA Products, Inc., Continental Sprayers, Inc. and Polytek B.V., occurred on January 1, 1997 for income statement purposes.

                  (c) The determination of Consolidated EBITDA shall be made by the Company's independent accounting firm.

            3. Each Guaranteed Bonus and Additional Bonus shall be paid to the Executive in cash no later than 90 days after the end of the fiscal year to which it relates.